For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2022 Second Quarter Results

- Sales increased 12% to a second quarter record at $3.82 billion, organic sales increased 13%
- Segment operating margin was a second quarter record at 19.4% as reported, or 21.6% adjusted
- Net income was $387.6 million; EPS was $2.97 as reported, or $4.46 adjusted
- Second quarter EBITDA margin was 18.2% as reported, or 22.7% adjusted
- Company increases fiscal 2022 EPS guidance

CLEVELAND, February 3, 2022 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2022 second quarter ended December 31, 2021. Fiscal 2022 second quarter sales were a second quarter record at $3.82 billion, an increase of 12%, compared with $3.41 billion in the second quarter of fiscal 2021. Net income was $387.6 million, compared with $448.4 million in the prior year quarter. Fiscal 2022 second quarter adjusted net income was $582.2 million, compared with $451.6 million in fiscal 2021. Adjustments include an unrealized pre-tax loss of $149 million in the fiscal 2022 second quarter on the deal contingent forward contracts related to the previously announced acquisition of Meggitt plc. Earnings per share were $2.97, compared with $3.42 in the second quarter of fiscal 2021. Adjusted earnings per share increased 29% to $4.46, compared with adjusted earnings per share of $3.45 in the prior year quarter. Fiscal year-to-date cash flow from operations was $1.01 billion, or 13% of sales, compared with $1.35 billion in the prior year period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

"Our teams executed extremely well in the second quarter in an environment of strong demand against a backdrop of inflationary pressures and supply chain challenges together with disruptions brought on by the ongoing COVID-19 pandemic,” said Chairman and Chief Executive Officer, Tom Williams. "We delivered record second quarter sales, driven by strong organic growth across all of our businesses and regions. Importantly, we also delivered record total segment operating margin and our adjusted EBITDA margin increased by 180 basis points compared with the prior year period. Our results reflect the impact of The Win Strategy™ and significant changes we have made to our portfolio. Parker team members continue to demonstrate remarkable resiliency and agility as they respond to very dynamic and uncertain circumstances in the global supply chain."

Segment Results
Diversified Industrial Segment: North American second quarter sales increased 15% to $1.81 billion and operating income was $337.4 million compared with $281.6 million in the same period a year ago. International second quarter sales increased 11% to $1.40 billion and operating income was $291.6 million compared with $220.2 million in the same period a year ago.

Aerospace Systems Segment: Second quarter sales increased 6% to $618.4 million and operating income was $114.8 million compared with $90.7 million in the same period a year ago.

Parker reported the following orders for the quarter ending December 31, 2021, compared with the same quarter a year ago:
· Orders increased 12% for total Parker
· Orders increased 17% in the Diversified Industrial North America businesses
· Orders increased 14% in the Diversified Industrial International businesses
· Orders decreased 7%* in the Aerospace Systems Segment on a rolling 12-month average basis.
*Aerospace orders increased mid-teens excluding sizable multi-year military orders in the prior period.

Outlook
For the fiscal year ending June 30, 2022, the company has increased guidance for earnings per share to the range of $14.42 to $14.92, or $17.80 to $18.30 on an adjusted basis. Guidance assumes organic sales growth of approximately 10% to 12% compared with the prior year. Fiscal year 2022 guidance is adjusted on a pre-tax basis for acquisition-related expenses of $71 million, a loss of $149 million on deal contingent forward contracts related to the acquisition of Meggitt plc and expected business realignment expenses of approximately $30 million, LORD costs to achieve of approximately $5 million and acquisition-related intangible asset amortization of approximately $320 million. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, “For the remainder of this fiscal year, we expect positive demand trends to continue and are confident in our ability to navigate the Omicron variant and supply chain challenges ahead. We are also encouraged with the progress being made on the regulatory clearances required for the closure of the Meggitt acquisition. With disciplined execution of the Win Strategy 3.0 and the transformation of our portfolio continuing, we remain strongly positioned to deliver sustainable long-term growth and top quartile performance."

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2022 second quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 65 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Offer to Acquire Meggitt PLC
The acquisition of Meggitt plc, announced August 2, 2021, remains subject to satisfaction or waiver of the conditions set out in the scheme document, including regulatory clearances. It is currently expected that completion of the transaction will occur during the third quarter of calendar year 2022. For copies of all announcements and further information, please visit the dedicated transaction microsite at www.aerospacegrowth.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures

This press release contains references to non-GAAP financial information including (a) adjusted net income; (b) adjusted earnings per share; (c) adjusted total segment operating margin; (d) EBITDA margin; and (e) adjusted EBITDA margin. The adjusted net income, earnings per share and total segment operating margin measures are presented to allow investors and the company to meaningfully evaluate changes in net income, earnings per share and total segment operating margin on a comparable basis from period to period. This press release also contains references to EBITDA, EBITDA margin and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, EBITDA margin and adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Often but not always, these statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Neither Parker nor any of its respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this press release will actually occur. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from past performance or current expectations.

The risks and uncertainties in connection with such forward-looking statements related to the proposed acquisition of Meggitt include, but are not limited to, the occurrence of any event, change or other circumstances that could delay or prevent the closing of the proposed acquisition, including the failure to satisfy any of the conditions to the proposed acquisition; the possibility that in order for the parties to obtain regulatory approvals, conditions are imposed that prevent or otherwise adversely affect the anticipated benefits from the proposed acquisition or cause the parties to abandon the proposed acquisition; adverse effects on Parker’s common stock because of the failure to complete the proposed acquisition; Parker’s business experiencing disruptions due to acquisition-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the proposed acquisition will not be realized or will not be realized within the expected time period, due to unsuccessful implementation strategies or otherwise; and significant transaction costs related to the proposed acquisition.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully business and operating initiatives, including the timing, price and execution of share repurchases and other capital initiatives; availability, cost increases of or other limitations on our access to raw materials, component products and/or commodities if associated costs cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; legal and regulatory developments and changes; compliance costs associated with environmental laws and regulations; potential supply chain and labor disruptions, including as a result of labor shortages; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; local and global political and competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates (including fluctuations associated with any potential credit rating decline) and credit availability; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; changes in consumer habits and preferences; government actions, including the impact of changes in the tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof; and large scale disasters, such as floods, earthquakes, hurricanes, industrial accidents and pandemics. Readers should consider these forward-looking statements in light of risk factors discussed in Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and other periodic filings made with the SEC.

###

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2021				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands, except per share amounts)	2021	2020*	2021	2020*
Net sales	$3,824,580	$3,411,905	$7,587,389	$6,642,445
Cost of sales	2,764,725	2,518,165	5,478,622	4,904,614
Selling, general and administrative expenses	380,710	356,572	788,475	726,423
Interest expense	61,360	62,990	120,710	128,948
Other expense (income), net	127,461	(103,714)	137,513	(108,606)
Income before income taxes	490,324	577,892	1,062,069	991,066
Income taxes	102,595	129,350	222,877	222,413
Net income	387,729	448,542	839,192	768,653
Less: Noncontrolling interests	129	191	435	499
Net income attributable to common shareholders	$387,600	$448,351	$838,757	$768,154

Earnings per share attributable to common shareholders:
Basic earnings per share	$3.02	$3.48	$6.52	$5.96
Diluted earnings per share	$2.97	$3.42	$6.42	$5.89

Average shares outstanding during period - Basic	128,493,725	129,013,781	128,610,223	128,860,763
Average shares outstanding during period - Diluted	130,581,665	131,075,655	130,585,212	130,482,564

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Amounts in dollars)	2021	2020	2021	2020
Cash dividends per common share	$1.03	$0.88	$2.06	$1.76

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS TO ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2021	2020*	2021	2020*
Net income attributable to common shareholders	$387,600	$448,351	$838,757	$768,154
Adjustments:
Acquired intangible asset amortization expense	78,741	81,237	158,512	162,940
Business realignment charges	3,645	18,767	6,659	34,468
Integration costs to achieve	807	3,592	2,009	7,539
Acquisition-related expenses	19,142	—	71,341	—
Loss on deal-contingent forward contracts	149,382	—	149,382	—
Gain on sale of land	—	(100,893)	—	(100,893)
Tax effect of adjustments[1]	(57,139)	572	(87,780)	(22,738)
Adjusted net income attributable to common shareholders	$582,178	$451,626	$1,138,880	$849,470

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2021				Exhibit 99.1
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Amounts in dollars)	2021	2020*	2021	2020*
Earnings per diluted share	$2.97	$3.42	$6.42	$5.89
Adjustments:
Acquired intangible asset amortization expense	0.60	0.62	1.21	1.25
Business realignment charges	0.03	0.14	0.05	0.26
Integration costs to achieve	0.01	0.02	0.02	0.05
Acquisition-related expenses	0.15	—	0.55	—
Loss on deal-contingent forward contracts	1.14	—	1.14	—
Gain on sale of land	—	(0.77)	—	(0.77)
Tax effect of adjustments[1]	(0.44)	0.02	(0.67)	(0.16)
Adjusted earnings per diluted share	$4.46	$3.45	$8.72	$6.52

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2021	2020*	2021	2020*
Net sales	$3,824,580	$3,411,905	$7,587,389	$6,642,445

Net income	$387,729	$448,542	$839,192	$768,653
Income taxes	102,595	129,350	222,877	222,413
Depreciation	65,362	68,581	131,113	135,320
Amortization	78,741	81,237	158,512	162,940
Interest expense	61,360	62,990	120,710	128,948
EBITDA	695,787	790,700	1,472,404	1,418,274
Adjustments:
Business realignment charges	3,645	18,767	6,659	34,468
Integration costs to achieve	807	3,592	2,009	7,539
Acquisition-related expenses	19,142	—	71,341	—
Loss on deal-contingent forward contracts	149,382	—	149,382	—
Gain on sale of land	—	(100,893)	—	(100,893)
Adjusted EBITDA	$868,763	$712,166	$1,701,795	$1,359,388

EBITDA margin	18.2%	23.2%	19.4%	21.4%
Adjusted EBITDA margin	22.7%	20.9%	22.4%	20.5%

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2021				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2021	2020*	2021	2020*
Net sales
Diversified Industrial:
North America	$1,807,024	$1,566,877	$3,600,739	$3,094,988
International	1,399,179	1,259,625	2,775,615	2,388,876
Aerospace Systems	618,377	585,403	1,211,035	1,158,581
Total net sales	$3,824,580	$3,411,905	$7,587,389	$6,642,445
Segment operating income
Diversified Industrial:
North America	$337,417	$281,619	$671,119	$550,452
International	291,555	220,213	582,731	407,114
Aerospace Systems	114,796	90,729	233,047	177,495
Total segment operating income	743,768	592,561	1,486,897	1,135,061
Corporate general and administrative expenses	42,587	38,720	91,659	75,455
Income before interest expense and other expense	701,181	553,841	1,395,238	1,059,606
Interest expense	61,360	62,990	120,710	128,948
Other expense (income)	149,497	(87,041)	212,459	(60,408)
Income before income taxes	$490,324	$577,892	$1,062,069	$991,066

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	December 31, 2021		December 31, 2020
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$743,768	19.4%	$592,561	17.4%
Adjustments:
Acquired intangible asset amortization expense	78,741		81,237
Business realignment charges	3,645		17,922
Integration costs to achieve	807		3,592
Adjusted total segment operating income	$826,961	21.6%	$695,312	20.4%

	Six Months Ended		Six Months Ended
	December 31, 2021		December 31, 2020
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$1,486,897	19.6%	$1,135,061	17.1%
Adjustments:
Acquired intangible asset amortization expense	158,512		162,940
Business realignment charges	6,659		32,445
Integration costs to achieve	2,009		7,539
Adjusted total segment operating income	$1,654,077	21.8%	$1,337,985	20.1%

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2021			Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	December 31,	June 30,	December 31,
(Dollars in thousands)	2021	2021	2020*
Assets
Current assets:
Cash and cash equivalents	$449,481	$733,117	$564,734
Marketable securities and other investments	40,511	39,116	43,314
Trade accounts receivable, net	2,041,953	2,183,594	1,816,731
Non-trade and notes receivable	314,897	326,315	312,590
Inventories	2,307,306	2,090,642	2,019,772
Prepaid expenses and other	2,753,501	243,966	191,362
Total current assets	7,907,649	5,616,750	4,948,503
Property, plant and equipment, net	2,202,932	2,266,476	2,302,142
Deferred income taxes	146,567	104,251	134,325
Investments and other assets	794,814	774,239	795,073
Intangible assets, net	3,343,612	3,519,797	3,695,194
Goodwill	7,999,901	8,059,687	8,101,016
Total assets	$22,395,475	$20,341,200	$19,976,253

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$2,201,653	$2,824	$610,909
Accounts payable, trade	1,597,025	1,667,878	1,343,011
Accrued payrolls and other compensation	335,417	507,027	345,973
Accrued domestic and foreign taxes	294,255	236,384	218,624
Other accrued liabilities	829,141	682,390	688,566
Total current liabilities	5,257,491	3,096,503	3,207,083
Long-term debt	6,250,525	6,582,053	6,602,309
Pensions and other postretirement benefits	959,741	1,055,638	1,843,209
Deferred income taxes	558,986	553,981	456,842
Other liabilities	600,452	639,355	631,825
Shareholders' equity	8,755,082	8,398,307	7,218,663
Noncontrolling interests	13,198	15,363	16,322
Total liabilities and equity	$22,395,475	$20,341,200	$19,976,253

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2021		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2021	2020*
Cash flows from operating activities:
Net income	$839,192	$768,653
Depreciation and amortization	289,625	298,260
Share incentive plan compensation	79,385	79,833
Gain on sale of business	(1,520)	—
Gain on disposal of property, plant and equipment	(7,880)	(102,565)
Gain on marketable securities	(4,948)	(6,959)
Gain on investments	(1,487)	(4,783)
Net change in receivables, inventories and trade payables	(147,481)	270,063
Net change in other assets and liabilities	(16,498)	47,707
Other, net	(22,919)	3,779
Net cash provided by operating activities	1,005,469	1,353,988
Cash flows from investing activities:
Capital expenditures	(105,606)	(92,907)
Proceeds from sale of property, plant and equipment	22,392	124,428
Proceeds from sale of businesses	2,466	—
Purchases of marketable securities and other investments	(10,150)	(16,029)
Maturities and sales of marketable securities and other investments	13,742	52,019
Other	2,789	11,183
Net cash (used in) provided by investing activities	(74,367)	78,694
Cash flows from financing activities:
Net payments for common stock activity	(317,512)	(57,688)
Net proceeds from (payments for) debt	1,900,844	(1,324,348)
Financing fees paid	(52,108)	—
Dividends paid	(265,556)	(227,228)
Net cash provided by (used in) financing activities	1,265,668	(1,609,264)
Effect of exchange rate changes on cash	6,978	55,802
Net increase (decrease) in cash, cash equivalents and restricted cash	2,203,748	(120,780)
Cash, cash equivalents and restricted cash at beginning of year	733,117	685,514
Cash, cash equivalents and restricted cash at end of period	$2,936,865	$564,734

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2021	Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2022
Forecasted earnings per diluted share	$14.42 to $14.92
Adjustments:
Business realignment charges	0.22
Costs to achieve	0.04
Acquisition-related intangible asset amortization expense	2.43
Acquisition-related expenses	0.55
Loss on deal-contingent forward contracts	1.14
Tax effect of adjustments[1]	(1.00)
Adjusted forecasted earnings per diluted share	$17.80 to $18.30

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.